Exhibit 99.1

MSCI Reports Financial Results for Fourth Quarter and Full-Year 2015

NEW YORK--(BUSINESS WIRE)--February 4, 2016--MSCI Inc. (NYSE:MSCI), a leading provider of portfolio construction and risk management tools and services for global investors, today announced results for the three months ended December 31, 2015 (“fourth quarter 2015”) and full-year ended December 31, 2015 (“full-year 2015”).

Financial and Operational Highlights for Fourth Quarter 2015
(Note: Percentage and other changes refer to fourth quarter 2014 unless otherwise noted.)

  38.7% increase in income from continuing operations; 8.7% increase in revenues; 0.4% decline in operating expenses; 52.6% increase in diluted EPS from continuing operations.
  21.7% increase in adjusted EBITDA and an approximate 500 basis point increase in adjusted EBITDA margin.
  34.7% increase in adjusted EPS to $0.66, which includes $0.04 per share net tax benefit.
  8.2% increase in total Run Rate to $1,089.3 million; subscription Run Rate up 7.9% adjusting for foreign currency exchange rate fluctuations.
  4.0 million shares repurchased in the quarter for a total value of $255.3 million; 1.1 million shares repurchased after quarter-end for a total value of $73.8 million.
  $1.5 billion of capital returned to shareholders through share repurchases and cash dividends since 2012 and through January 29, 2016 with $805.5 million of repurchase authorization remaining.

“MSCI’s strong results in the fourth quarter reflect solid execution across the board and the continuation of the positive growth trajectory established in prior quarters,” commented Henry A. Fernandez, Chairman and CEO of MSCI.

“In 2015, we made significant strides in accelerating revenue growth, improving operational efficiency and optimizing our capital base. We delivered an 8% increase in revenue, driven by the continued strength of our Index product line. Our strong cost discipline resulted in a meaningful expansion in operating leverage, which further benefited from steps to reduce our tax rate. Finally, MSCI returned approximately $760 million to our shareholders and reduced the outstanding share count by 10%. Our rigorous execution in these areas resulted in a significant increase in profitability and earnings for MSCI.”

Mr. Fernandez added, “Based on our accomplishments in 2015 and, more importantly, the opportunities before us, we have multiple levers that we believe will drive our future growth and profitability.”

Table 1: Selected Consolidated Financial and Operating Information (unaudited)

	Three Months Ended			% Change from		Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,
$ in thousands, except per share and share data	2015	2014	2015	2014	2015	2015	2014	% Change
Operating revenues	$272,893	$251,105	$268,771	8.7%	1.5%	$1,075,013	$996,680	7.9%
Operating income	$107,543	$85,094	$109,102	26.4%	(1.4%)	$403,898	$337,166	19.8%
% operating margin	39.4%	33.9%	40.6%			37.6%	33.8%
Income from continuing operations	$59,999	$43,269	$64,398	38.7%	(6.8%)	$230,038	$198,942	15.6%
Net Income	$59,406	$44,340	$64,398	34.0%	(7.8%)	$223,648	$284,113	(21.3%)

Diluted EPS from continuing operations	$0.58	$0.38	$0.59	52.6%	(1.7%)	$2.09	$1.70	22.9%
Diluted EPS	$0.57	$0.39	$0.59	46.2%	(3.4%)	$2.03	$2.43	(16.5%)
Diluted weighted average common shares outstanding	103,590	113,289	109,440	(8.6%)	(5.3%)	109,926	116,706	(5.8%)

Adjusted net income[1]	$68,268	$55,531	$65,726	22.9%	3.9%	$254,609	$233,667	9.0%
Adjusted EPS[1]	$0.66	$0.49	$0.60	34.7%	10.0%	$2.32	$2.00	16.0%
Adjusted EBITDA[2]	$126,914	$104,305	$128,861	21.7%	(1.5%)	$481,697	$408,754	17.8%
Adjusted EBITDA margin	46.5%	41.5%	47.9%			44.8%	41.0%
Net cash provided by operating activities	$81,322	$104,054	$133,963	(21.8%)	(39.3%)	$305,994	$305,673	0.1%
Free cash flow[3]	$62,757	$95,416	$121,713	(34.2%)	(48.4%)	$256,842	$254,798	0.8%

Employees, at period end	2,754	2,926	2,743	(5.9%)	0.4%
% Employees by location
Developed Market Centers	47%	49%	48%
Emerging Market Centers	53%	51%	52%

[1] Adjusted net income and adjusted EPS are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes, the after-tax impact of the amortization of intangible assets, the impact of debt repayment and refinancing expenses and the impact from the gain on sale of investment. See Table 10 titled "Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[2] Adjusted EBITDA is defined as net income before income from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, depreciation and amortization. See Table 9 titled "Reconciliation of Adjusted EBITDA to Net Income (unaudited)" and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

[3] Free cash flow is defined as net cash provided by operating activities, less capex. Capex is defined as capital expenditures plus capitalized software development costs. See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and information about the use of non-GAAP financial information provided under "Notes Regarding the Use of Non-GAAP Financial Measures."

Fourth Quarter and Full-Year 2015 Consolidated Results

Revenues: Operating revenues for fourth quarter 2015 increased $21.8 million, or 8.7%, to $272.9 million, compared to $251.1 million for the three months ended December 31, 2014 (“fourth quarter 2014”). The $21.8 million increase was primarily driven by a $14.8 million, or 7.4%, increase in recurring subscription revenues, a $4.7 million, or 10.4%, increase in asset-based fees and a $2.2 million, or 48.9%, increase in non-recurring revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, recurring subscription revenues for fourth quarter 2015 would have increased 8.1%.

For full-year 2015, operating revenues increased $78.3 million, or 7.9%, to $1,075.0 million, compared to $996.7 million for the full-year ended December 31, 2014 (“full-year 2014”). The $78.3 million increase was primarily driven by a $56.3 million, or 7.0%, increase in recurring subscription revenues, a $20.9 million, or 11.8%, increase in asset-based fees and a $1.1 million, or 6.1%, increase in non-recurring revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, recurring subscription revenues for full-year 2015 would have increased 8.8%.

Run Rate: Total Run Rate at December 31, 2015 grew by $82.5 million, or 8.2%, to $1,089.3 million, compared to December 31, 2014. The $82.5 million increase was driven by a $56.0 million, or 6.7%, increase in subscription Run Rate to $888.2 million and a $26.5 million, or 15.2%, increase in asset-based fee Run Rate to $201.0 million. Subscription Run Rate in fourth quarter 2015 would have increased 7.9%, adjusting for the impact of foreign currency exchange rate fluctuations.

Expenses: Total operating expenses decreased $0.7 million, or 0.4%, from fourth quarter 2014 to $165.4 million, but increased $5.7 million, or 3.6%, from the three months ended September 30, 2015 ("third quarter 2015"). The $0.7 million decrease compared to fourth quarter 2014 was primarily driven by a decline in cost of revenues due to lower compensation and benefits costs in our data services and client service and consultant functions, partially offset by higher general and administrative compensation costs. The $5.7 million increase compared to third quarter 2015 was primarily driven by higher general and administrative compensation and benefits costs and increased development costs, as well as higher selling and marketing support costs. Adjusted EBITDA expenses in fourth quarter 2015 decreased $0.8 million, or 0.6%, from fourth quarter 2014 to $146.0 million, but increased $6.1 million, or 4.3%, from third quarter 2015. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for fourth quarter 2015 would have increased 2.7% and 2.8%, respectively, compared to fourth quarter 2014.

For full-year 2015, total operating expenses from continuing operations increased $11.6 million, or 1.8%, to $671.1 million. The $11.6 million increase was primarily driven by higher depreciation and general and administrative costs as well as higher development costs, partially offset by lower cost of revenues and marketing. Adjusted EBITDA expenses increased $5.4 million, and 0.9%, to $593.3 million for full-year 2015. Adjusting for the impact of foreign currency exchange rate fluctuations, total operating expenses and adjusted EBITDA expenses for full-year 2015 would have increased 5.8% and 5.2%, respectively, compared to full-year 2014.
See Table 11 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited),” and “Notes Regarding the Use of Non-GAAP Financial Measures” and “Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations” below.

Headcount: Total employees as of December 31, 2015 was 2,754, down 172 from the prior year, but up 11 from the end of third quarter 2015. A total of 47% and 53% of employees were located in developed market and emerging market centers, respectively, compared to 49% in developed market centers and 51% in emerging market centers at the end of the prior year, reflecting the continuing efforts to increase the percentage of employees in emerging market centers.

Other Expense (Income), Net: Other expense (income), net increased $7.7 million for fourth quarter 2015 and increased $25.5 million for full-year 2015, compared to the prior year period and the prior year, respectively. The increases were driven primarily by higher interest expense resulting from the private offering of $800 million aggregate principal amount of 5.25% senior notes due 2024, completed in November 2014, and the subsequent private offering of $800 million aggregate principal amount of 5.75% senior notes due 2025, completed in August 2015. Full-year 2015 also included a $6.3 million gain on sale of investment recognized in third quarter 2015.

Tax Rate: The effective tax rate was 29.8% for fourth quarter 2015, compared to 38.8% for fourth quarter 2014, reflecting higher net tax benefits mainly associated with various research and production-related credits and deductions relating to current and prior years. The tax benefits in the quarter positively impacted diluted EPS by $0.05 and adjusted EPS by $0.04. The effective tax rate was 34.2% for full-year 2015, versus 35.5% for full-year 2014. The lower full-year 2015 effective tax rate reflects a decrease in the operating (on-going) tax rate, resulting from a more favorable mix of US and non-US profits associated with our efforts to better align our tax profile with our global operating footprint.

Income from Continuing Operations: Income from continuing operations was $60.0 million in fourth quarter 2015, up $16.7 million, or 38.7%, from fourth quarter 2014, but down $4.4 million, or 6.8%, from third quarter 2015. Third quarter 2015 included a $6.3 million gain on sale of investment.

For full-year 2015, income from continuing operations was $230.0 million, up 15.6% from full-year 2014.

Adjusted EBITDA: Adjusted EBITDA, which excludes income (loss) from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net, and depreciation and amortization, was $126.9 million in fourth quarter 2015, up $22.6 million, or 21.7%, from fourth quarter 2014, but down $1.9 million, or 1.5%, from third quarter 2015. The decrease compared to third quarter 2015 was driven by the increase in expenses discussed above. Adjusted EBITDA margin in fourth quarter 2015 was 46.5%, compared to 41.5% in fourth quarter 2014 and 47.9% in third quarter 2015.

For full-year 2015, adjusted EBITDA was $481.7 million, up 17.8% from full-year 2014, and adjusted EBITDA margin was 44.8%, compared to 41.0% for full-year 2014.
See Table 9 titled “Reconciliation of Adjusted EBITDA to Net Income (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Cash Balances & Outstanding Debt: Total cash and cash equivalents at the end of fourth quarter 2015 were $777.7 million, of which $128.1 million was held outside of the United States. Since the end of fourth quarter 2015 and through January 29, 2016, a total of $73.8 million was used to repurchase shares. Total outstanding debt as of December 31, 2015 was $1.6 billion, which excludes the associated deferred financing fees of $20.6 million. Net debt, defined as total outstanding debt less cash and cash equivalents, was $822.3 million. Total debt to adjusted EBITDA ratio (based on trailing twelve months adjusted EBITDA) was 3.3x, consistent with the previously stated financial policy of maintaining gross leverage within the range of 3.0x to 3.5x.

Cash Flow & Capex: Net cash provided by operating activities was $81.3 million in fourth quarter 2015, compared to $104.1 million in fourth quarter 2014 and $134.0 million in third quarter 2015. The decline in both periods was primarily due to higher payments related to interest and income taxes. Net cash provided by operating activities for full-year 2015 was $306.0 million, compared to $305.7 million for full-year 2014. An increase in payments related to interest and cash taxes was offset by higher operating results in full-year 2015. Full-year 2014 also included cash flows from discontinued operations. Capex (defined as capital expenditures plus capitalized software development costs) for fourth quarter 2015 was $18.6 million, compared to $8.6 million in fourth quarter 2014. For full-year 2015, capex was $49.2 million, compared to $50.9 million for full-year 2014. Free cash flow (defined as net cash provided by operating activities, less capex) was $62.8 million in fourth quarter 2015, compared to $95.4 million in fourth quarter 2014, and free cash flow for full-year 2015 was $256.8 million compared to $254.8 million for full-year 2014.
See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.

Share Count & Capital Return: The weighted average diluted shares outstanding in fourth quarter 2015 declined 8.6% to 103.6 million, compared to 113.3 million at the end of fourth quarter 2014. The decrease was driven by buybacks under the share repurchase program. In fourth quarter 2015, we repurchased 4.0 million shares for a total of $255.3 million with an average price of $63.76 per share. Since the end of fourth quarter 2015 and through January 29, 2016, an additional 1.1 million shares were repurchased for a total value of $73.8 million. Total shares outstanding as of December 31, 2015 was 101.0 million.

A total of $805.5 million remained on the outstanding share repurchase authorization as of January 29, 2016. Since 2012 and through January 29, 2016, approximately $1.5 billion had been returned to shareholders through share repurchases and cash dividends. On February 2, 2016, the Board of Directors declared a cash dividend of $0.22 per share for first quarter 2016. The first quarter 2016 dividend is payable on March 11, 2016 to shareholders of record as of the close of trading on February 19, 2016.

Table 2: Fourth Quarter and Full-Year 2015 Results by Segment (unaudited)

Below is a summary of the segment results.

	Index			Analytics			All Other
	Operating	Adjusted	Adjusted	Operating	Adjusted	Adjusted	Operating	Adjusted	Adjusted
In thousands	Revenues	EBITDA	EBITDA Margin	Revenues	EBITDA	EBITDA Margin	Revenues	EBITDA	EBITDA Margin
QTD Q4'15	$143,702	$98,990	68.9%	$110,668	$30,908	27.9%	$18,523	($2,984)	-16.1%
QTD Q4'14	$129,463	$90,396	69.8%	$105,424	$19,828	18.8%	$16,218	($5,919)	-36.5%
% change	11.0%	9.5%		5.0%	55.9%		14.2%	49.6%

QTD Q3'15	$141,577	$102,927	72.7%	$108,341	$29,216	27.0%	$18,853	($3,282)	-17.4%
% change	1.5%	-3.8%		2.1%	5.8%		-1.8%	9.1%

FY 2015	$558,964	$392,987	70.3%	$433,424	$95,468	22.0%	$82,625	($6,758)	-8.2%
FY 2014	$503,892	$349,685	69.4%	$414,085	$72,173	17.4%	$78,703	($13,104)	-16.6%
% change	10.9%	12.4%		4.7%	32.3%		5.0%	48.4%

Index Segment: Operating revenues for fourth quarter 2015 increased $14.2 million, or 11.0%, to $143.7 million, compared to $129.5 million for fourth quarter 2014. The $14.2 million increase was driven by an $8.9 million, or 10.7%, increase in recurring subscription revenues and a $4.7 million, or 10.4%, increase in asset-based fees, as well as a $0.6 million, or 42.3%, increase in non-recurring revenues. The $8.9 million increase in recurring subscription revenues was driven by strong growth in benchmark and data products broadly, with solid growth in both market cap and factor, ESG and thematic products. Adjusting for the impact of foreign currency exchange rate fluctuations, recurring subscription revenues for fourth quarter 2015 would have increased 11.1%. The increase in asset-based fees was driven primarily by an increase in revenues from ETFs, as well as strong growth in revenues from non-ETF institutional passive funds. Average AUM in ETFs linked to MSCI indexes increased $49.7 billion, or 13.3%, to $423.3 billion driven by cash inflows, partially offset by market depreciation. The adjusted EBITDA margin for Index was 68.9% in fourth quarter 2015, compared to 69.8% in the prior year period and 72.7% in third quarter 2015. The decline in the adjusted EBITDA margin compared to third quarter 2015 was due to higher incentive compensation and severance as well as higher professional fees associated with various technology and corporate projects.

For full-year 2015, operating revenues increased $55.1 million, or 10.9%, to $559.0 million, compared to $503.9 million for full-year 2014. The $55.1 million increase was driven by a $33.0 million, or 10.3%, increase in recurring subscription revenues and a $20.9 million, or 11.8%, increase in asset-based fees, as well as a $1.2 million, or 17.7%, increase in non-recurring revenues. The $33.0 million increase in recurring subscription revenues was driven by solid growth in benchmark and data products broadly, including solid growth in market cap products, combined with the higher growth in factor, ESG and thematic products. Adjusting for the impact of foreign currency exchange rate fluctuations, recurring subscription revenues for full-year 2015 would have increased 11.1%. The increase in asset-based fees was driven primarily by an increase in revenues from ETFs, as well as strong growth in revenues from non-ETF institutional passive funds and exchange-traded futures and options linked to MSCI indexes. Average AUM in ETFs linked to MSCI indexes increased $56.3 billion, or 15.5%, to $418.8 billion driven primarily by cash inflows, partially offset by market depreciation. The adjusted EBITDA margin for Index for full-year 2015 was 70.3%, compared to 69.4% in the prior year period.

Total Index operating revenues represented 52.7% and 52.0% of the total operating revenues in fourth quarter and full-year 2015, respectively.

Index Run Rate at December 31, 2015 grew by $60.1 million, or 11.8%, to $569.9 million, compared to December 31, 2014. The $60.1 million increase was driven by a $33.6 million, or 10.0%, increase in recurring subscription Run Rate and a $26.5 million, or 15.2%, increase in asset-based fee Run Rate. For full-year 2015, there was a negligible impact from foreign currency exchange rate fluctuations on Index recurring subscription Run Rate.

Analytics Segment: Operating revenues for fourth quarter 2015 increased $5.2 million, or 5.0%, to $110.7 million, compared to $105.4 million in fourth quarter 2014. The increase was primarily driven by higher revenues from RiskManager, equity models and InvestorForce products. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues for fourth quarter 2015 would have increased 5.7%. The adjusted EBITDA margin for Analytics was 27.9%, compared to 18.8% in the prior year period and 27.0% in third quarter 2015. The higher than anticipated fourth quarter 2015 margin was due to higher non-recurring sales and lower compensation costs, offset in part by higher professional fees associated with various technology and corporate projects.

For full-year 2015, operating revenues increased $19.3 million, or 4.7%, to $433.4 million, compared to $414.1 million for full-year 2014. The $19.3 million increase was primarily driven by higher revenues from RiskManager, BarraOne and InvestorForce products. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics operating revenues for full-year 2015 would have increased 6.2%. The adjusted EBITDA margin for Analytics was 22.0% for full-year 2015, compared to 17.4% in the prior year.

Total Analytics operating revenues represented 40.6% and 40.3% of the total operating revenues in fourth quarter and full-year 2015, respectively.

Analytics Run Rate at December 31, 2015 grew by $19.0 million, or 4.5%, to $436.7 million, compared to December 31, 2014. Adjusting for the impact of foreign currency exchange rate fluctuations, Analytics Run Rate at December 31, 2015 would have increased 6.0% compared to December 31, 2014.

With the consolidation of product lines within the Analytics segment and the focus on solving client “use-cases,” the legacy product lines, portfolio management analytics and risk management analytics, no longer reflect how the Analytics segment is being managed. As a result, we are no longer breaking out the results for the segment in these two legacy product lines.

All Other Segment: Operating revenues for fourth quarter 2015 increased $2.3 million, or 14.2%, to $18.5 million, compared to $16.2 million in fourth quarter 2014. The increase in All Other revenues was driven by a $1.3 million, or 14.9%, increase in ESG revenues to $9.9 million and a $1.0 million, or 13.5%, increase in Real Estate revenues to $8.6 million. Adjusting for the impact of foreign currency exchange rate fluctuations, fourth quarter 2015 revenues for Real Estate would have increased 20.1% and All Other operating revenues would have increased 17.4%. The adjusted EBITDA margin for All Other was a negative 16.1% for fourth quarter 2015, compared to a negative 36.5% in the prior year period. The improvement in margin was primarily due to continued strong growth in ESG and improved results in Real Estate.

For full-year 2015, operating revenues increased $3.9 million, or 5.0%, to $82.6 million compared to $78.7 million for full-year 2014. The increase in All Other revenues was driven by a $9.3 million, or 32.9%, increase in ESG revenues to $37.6 million, partially offset by a $5.4 million, or 10.7% decline in Real Estate revenues. Adjusting for the impact of foreign currency exchange rate fluctuations, full-year 2015 Real Estate revenues would have increased 0.4% and All Other operating revenues would have increased 12.2%. The adjusted EBITDA margin for All Other was a negative 8.2% for full-year 2015, compared to a negative 16.6% in the prior year. The increase in margin was primarily due to continued strong growth in ESG and improved results in Real Estate.

Total All Other operating revenues represented 6.8% and 7.7% of the total operating revenues in fourth quarter and full-year 2015, respectively.

All Other Run Rate at December 31, 2015 grew by $3.5 million, or 4.4%, to $82.7 million, compared to December 31, 2014. The $3.5 million increase was primarily driven by a $5.8 million increase in ESG Run Rate to $40.3 million, partially offset by a $2.3 million, or 5.2%, decline in Real Estate Run Rate to $42.4 million largely due to foreign currency exchange rate fluctuations. Adjusting for the impact of foreign currency exchange rate fluctuations, Real Estate Run Rate at December 31, 2015 would have increased 1.9%, and All Other Run Rate would have increased 9.6%, in each case, compared to December 31, 2014.

Full-Year 2016 Guidance

MSCI’s guidance for full-year 2016 is as follows:

  Full-year 2016 adjusted EBITDA expenses are expected to be in the range of $610 million to $625 million, or approximately 4% higher than full-year 2015, using the mid-point of the full-year 2016 guidance range.
  See Table 11 titled “Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.
  Full-year 2016 interest expense, including the amortization of financing fees, is expected to be approximately $92 million.
  Full-year 2016 capex, which includes capitalized software developments costs, is expected to be in the range of $40 million to $50 million.
  See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.
  Full-year 2016 free cash flow is expected to be in the range of $270 million to $310 million.
  See Table 12 titled “Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)” and “Notes Regarding the Use of Non-GAAP Financial Measures” below.
  Full-year 2016 effective tax rate is expected to be in the range of 33% to 34%.

Conference Call Information

MSCI Inc.'s senior management will review fourth quarter and full-year 2015 results on Thursday, February 4, 2016 at 11:00 AM Eastern Time. To listen to the live event, visit the events and presentations section of MSCI's Investor Relations homepage, http://ir.msci.com/events.cfm, or dial 1-877-312-9206 within the United States. International callers dial 1-408-774-4001. This press release and the related investor presentation used during the conference call will be made available on MSCI's Investor Relations homepage.

An audio recording of the conference call will be available on MSCI’s Investor Relations homepage approximately two hours after the conclusion of the live event and will be accessible through February 7, 2016. To listen to the recording, visit http://ir.msci.com/events.cfm, or dial 1-800-585-8367 (passcode: 26007658) within the United States. International callers dial 1-404-537-3406 (passcode: 26007658). A replay of the conference call will be archived in the events and presentations section of MSCI’s Investor Relations homepage for 12 months after the call.

- Ends -

About MSCI

For more than 40 years, MSCI’s research-based indexes and analytics have helped the world’s leading investors build and manage better portfolios. Clients rely on our offerings for deeper insights into the drivers of performance and risk in their portfolios, broad asset class coverage and innovative research.

Our line of products and services includes indexes, analytical models, data, real estate benchmarks and ESG research.

MSCI serves 97 of the top 100 largest money managers, according to the most recent P&I ranking.

For more information, visit us at www.msci.com. MSCI#IR

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation, our full-year 2016 guidance. These statements relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other comparable terminology. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control and that could materially affect our actual results, levels of activity, performance or achievements.

Other factors that could materially affect actual results, levels of activity, performance or achievements can be found in MSCI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2015, as amended, and in quarterly reports on Form 10-Q and current reports on Form 8-K filed or furnished with the SEC. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what MSCI projected. Any forward-looking statement in this earnings release reflects MSCI’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to MSCI’s operations, results of operations, growth strategy and liquidity. MSCI assumes no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise, except as required by law.

Website and Social Media Disclosure

MSCI uses its website and corporate Twitter account (@MSCI_Inc) as channels of distribution of Company information. The information we post through these channels may be deemed material. Accordingly, investors should monitor these channels, in addition to following our press releases, SEC filings and public conference calls and webcasts. In addition, you may automatically receive email alerts and other information about MSCI when you subscribe to the notification service available through MSCI’s Investor Relations homepage by visiting the “Email Alert Subscription” section at http://ir.msci.com/alerts.cfm. The contents of MSCI’s website and social media channels are not, however, incorporated by reference into this earnings release.

Notes Regarding the Use of Non-GAAP Financial Measures

MSCI has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The non-GAAP financial measures presented in this earnings release should not be considered as alternative measures for the most directly comparable GAAP financial measures. The non-GAAP financial measures presented in this earnings release are used by management to monitor the financial performance of the business, inform business decision making and forecast future results.

“Adjusted EBITDA expenses” is defined as operating expenses, less depreciation and amortization.

“Adjusted EBITDA” is defined as net income before income (loss) from discontinued operations, net of income taxes, provision for income taxes, other expense (income), net and depreciation and amortization.

“Adjusted net income” and “adjusted EPS” are defined as net income and EPS, respectively, before income from discontinued operations, net of income taxes, the after-tax impact of the amortization of intangible assets, the impact of debt repayment and refinancing expenses and the impact from the gain on sale of investment.

“Free cash flow” is defined as net cash provided by operating activities, less capex. “Capex” is defined as capital expenditures plus capitalized software development costs.

We believe that adjusting for depreciation and amortization may help investors compare our performance to that of other companies in our industry as we do not believe that other companies in our industry have as significant a portion of their operating expenses represented by these items. Additionally, we believe that adjusting for income from discontinued operations, net of income tax, provides investors with a meaningful trend of results for our continuing operations. We believe that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow indicates our ability to strengthen the Company’s balance sheet, repay our debt obligations, pay cash dividends and repurchase shares of our common stock. Finally, we believe that adjusting for one-time, unusual or non-recurring expenses is useful to management and investors because it allows for an evaluation of MSCI’s underlying operating performance. We believe that the non-GAAP financial measures presented in this earnings release facilitate meaningful period-to-period comparisons and provide a baseline for the evaluation of future results.

Adjusted EBITDA expenses, adjusted EBITDA, adjusted net income, adjusted EPS and free cash flow are not defined in the same manner by all companies and may not be comparable to similarly-titled non-GAAP financial measures of other companies.

Notes Regarding Adjusting for the Impact of Foreign Currency Exchange Rate Fluctuations

Foreign currency exchange rate fluctuations are calculated to be the difference between the current period results as reported compared to the current period results recalculated using the foreign currency exchange rates in effect for the comparable prior period.

Table 3: Condensed Consolidated Statements of Income (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,
In thousands, except per share data	2015	2014	2015	2015	2014
Operating revenues	$272,893	$251,105	$268,771	$1,075,013	$996,680
Operating expenses
Cost of revenues	64,804	69,839	65,593	267,695	276,623
Selling and marketing	39,809	40,805	38,809	162,294	163,839
Research and development	17,776	17,235	15,548	77,320	71,095
General and administrative	23,590	18,921	19,960	86,007	76,369
Amortization of intangible assets	11,803	11,591	11,710	46,910	45,877
Depreciation and amortization of property,
equipment and leasehold improvements	7,568	7,620	8,049	30,889	25,711
Total operating expenses[1]	165,350	166,011	159,669	671,115	659,514

Operating income	107,543	85,094	109,102	403,898	337,166

Interest income	(492)	(226)	(285)	(1,166)	(851)
Interest expense	22,896	15,791	17,267	62,387	31,820
Other expense (income)	(297)	(1,199)	(6,922)	(6,877)	(2,141)
Other expenses (income), net	22,107	14,366	10,060	54,344	28,828

Income from continuing operations before
provision for income taxes	85,436	70,728	99,042	349,554	308,338

Provision for income taxes	25,437	27,459	34,644	119,516	109,396
Income from continuing operations	59,999	43,269	64,398	230,038	198,942

Income (loss) from discontinued operations, net of
income taxes	(593)	1,071	-	(6,390)	85,171

Net Income	$59,406	$44,340	$64,398	$223,648	$284,113

Earnings per basic common share from:
Continuing operations	$0.59	$0.38	$0.59	$2.11	$1.72
Discontinued operations	(0.01)	0.01	-	(0.06)	0.73
Earnings per basic common share	$0.58	$0.39	$0.59	$2.05	$2.45

Earnings per diluted common share from:
Continuing operations	$0.58	$0.38	$0.59	$2.09	$1.70
Discontinued operations	(0.01)	0.01	-	(0.06)	0.73
Earnings per diluted common share	$0.57	$0.39	$0.59	$2.03	$2.43

Weighted average shares outstanding used
in computing earnings per share:

Basic	102,837	112,299	108,773	109,124	115,737
Diluted	103,590	113,289	109,440	109,926	116,706

[1] Includes stock-based compensation expense of $7.8 million, $6.6 million, and $3.4 million for the three months ended Dec. 31, 2015, Dec. 31, 2014, and Sep. 30, 2015, respectively. Includes stock-based compensation expense of $27.5 million and $25.6 million for the year ended Dec. 31, 2015 and Dec. 31, 2014, respectively.

Table 4: Selected Balance Sheet Items (unaudited)

	As of
	Dec. 31,	Sep. 30,	Dec. 31,
In thousands	2015	2015	2014
Cash and cash equivalents	$777,706	$993,488	$508,799
Accounts receivable, net of allowances	$208,239	$208,239	$178,717

Deferred revenue	$317,552	$328,051	$310,775
Long-term debt [1]	$1,579,404	$1,578,849	$788,358

[1] Consists of long-term debt of $1.6 billion, net of deferred financing fees of $20.6 million, as of Dec. 31, 2015; long-term debt of $1.6 billion, net of deferred financing fees of $21.2 million, as of Sep. 30, 2015; and long-term debt of $800 million, net of deferred financing fees of $11.6 million, as of Dec. 31, 2014.

Table 5: Operating Results by Segment and Revenue Type (unaudited)

	Three Months Ended Dec. 31, 2015						Three Months Ended Dec. 31, 2014						Three Months Ended Sep. 30, 2015

			All Other						All Other						All Other
In thousands	Index	Analytics	ESG	Real Estate	All Other Total	Consolidated	Index	Analytics	ESG	Real Estate	All Other Total	Consolidated	Index	Analytics	ESG	Real Estate	All Other Total	Consolidated
Operating Revenues
Recurring subscriptions	$91,407	$107,855	$9,760	$6,881	$16,641	$215,903	$82,536	$104,064	$8,512	$5,976	$14,488	$201,088	$89,139	$107,065	$9,513	$8,056	$17,569	$213,773
Asset-based fees	50,198	-	-	-	-	50,198	45,453	-	-	-	-	45,453	50,736	-	-	-	-	50,736
Non-recurring	2,097	2,813	129	1,753	1,882	6,792	1,474	1,360	96	1,634	1,730	4,564	1,702	1,276	174	1,110	1,284	4,262
Total revenues	$143,702	$110,668	$9,889	$8,634	$18,523	$272,893	$129,463	$105,424	$8,608	$7,610	$16,218	$251,105	$141,577	$108,341	$9,687	$9,166	$18,853	$268,771
Adjusted EBITDA	$98,990	$30,908			$(2,984)	$126,914	$90,396	$19,828			$(5,919)	$104,305	$102,927	$29,216			$(3,282)	$128,861
Adjusted EBITDA margin (%)	68.9%	27.9%			(16.1%)	46.5%	69.8%	18.8%			(36.5%)	41.5%	72.7%	27.0%			(17.4%)	47.9%
Operating margin (%)						39.4%						33.9%						40.6%

			Year Ended Dec. 31, 2015						Year Ended Dec. 31, 2014

					All Other						All Other
	In thousands		Index	Analytics	ESG	Real Estate	All Other Total	Consolidated	Index	Analytics	ESG	Real Estate	All Other Total	Consolidated
	Operating Revenues
	Recurring subscriptions		$353,136	$426,726	$37,174	$40,492	$77,666	$857,528	$320,113	$409,766	$27,875	$43,429	$71,304	$801,183
	Asset-based fees		197,974	-	-	-	-	197,974	177,105	-	-	-	-	177,105
	Non-recurring		7,854	6,698	437	4,522	4,959	19,511	6,674	4,319	419	6,980	7,399	18,392
	Total revenues		$558,964	$433,424	$37,611	$45,014	$82,625	$1,075,013	$503,892	$414,085	$28,294	$50,409	$78,703	$996,680
	Adjusted EBITDA		$392,987	$95,468			$(6,758)	$481,697	$349,685	$72,173			$(13,104)	$408,754
	Adjusted EBITDA margin (%)		70.3%	22.0%			(8.2%)	44.8%	69.4%	17.4%			(16.6%)	41.0%
	Operating margin (%)							37.6%						33.8%

Table 6: ETF Assets Linked to MSCI Indexes (unaudited) 1

	Three Months Ended					Year Ended
In billions	Dec. 2015	Sep. 2015	Jun. 2015	Mar. 2015	Dec. 2014	Dec. 2015	Dec. 2014
Beginning Period AUM in ETFs linked to
MSCI Indexes	$390.2	$435.4	$418.0	$373.3	$377.9	$373.3	$332.9
Market Appreciation/(Depreciation)	14.5	(48.2)	(6.9)	13.0	(8.3)	(27.6)	(9.0)
Cash Inflow/(Outflow)	28.7	3.0	24.3	31.7	3.7	87.7	49.4
Period End AUM in ETFs linked to
MSCI Indexes	$433.4	$390.2	$435.4	$418.0	$373.3	$433.4	$373.3

Period Average AUM in ETFs linked to
MSCI Indexes	$423.3	$418.2	$441.4	$392.5	$373.6	$418.8	$362.5

Avg. Basis Point Fee[2]	3.32	3.40	3.43	3.38	3.39	3.32	3.39

Source: Bloomberg and MSCI

1 ETF assets under management calculation methodology is ETF net asset value multiplied by shares outstanding.

[2] Based on period-end Run Rate.

Table 7: Run Rate by Segment and Type (unaudited)

	As of			% Change from
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Sep. 30,
In thousands	2015	2014	2015	2014	2015
Index
Recurring subscriptions	$368,855	$335,277	$361,209	10.0%	2.1%
Asset-based fees	201,047	174,558	187,818	15.2%	7.0%
Total Index Run Rate[1]	$569,902	$509,835	$549,027	11.8%	3.8%

Analytics[1]	$436,671	$417,677	$430,377	4.5%	1.5%

All Other[1]
ESG - recurring subscriptions	$40,291	$34,482	$38,850	16.8%	3.7%
Real Estate - recurring subscriptions	42,386	44,731	44,027	(5.2%)	(3.7%)
Total All Other Run Rate[1]	$82,677	$79,213	$82,877	4.4%	(0.2%)

Consolidated
Total recurring subscription Run Rate	$888,203	$832,167	$874,463	6.7%	1.6%
Total asset-based fees Run Rate	201,047	174,558	187,818	15.2%	7.0%
Total Run Rate[1]	$1,089,250	$1,006,725	$1,062,281	8.2%	2.5%

[1] The Run Rate at a particular point in time primarily represents the forward-looking revenues for the next 12 months from all subscriptions and investment product licenses we then provide to our clients under renewable contracts or agreements assuming all contracts or agreements that come up for renewal are renewed and assuming then-current currency exchange rates. For any license where fees are linked to an investment product’s assets or trading volume, the Run Rate calculation reflects, for ETF fees, the market value on the last trading day of the period, and for non-ETF funds and futures and options, the most recent periodic fee earned under such license or subscription. The Run Rate does not include fees associated with “one-time” and other non-recurring transactions. In addition, we remove from the Run Rate the fees associated with any subscription or investment product license agreement with respect to which we have received a notice of termination or non-renewal during the period and determined that such notice evidences the client’s final decision to terminate or not renew the applicable subscription or agreement, even though such notice is not effective until a later date.

Table 8: Sales and Aggregate Retention Rate by Segment (unaudited)

	Three Months Ended					Year Ended
In thousands	Dec. 2015	Sep. 2015	Jun. 2015	Mar. 2015	Dec. 2014	Dec. 2015	Dec. 2014
Index
New recurring subscription sales	$13,702	$11,810	$12,459	$11,550	$12,938	$49,521	$44,547
Subscription cancellations	(6,147)	(3,852)	(3,871)	(2,384)	(3,665)	(16,254)	(14,310)
Net new recurring subscription sales	$7,555	$7,958	$8,588	$9,166	$9,273	$33,267	$30,237
Non-recurring sales	$2,779	$1,719	$2,137	$2,329	$2,217	$8,964	$8,956
Total Index net sales	$10,334	$9,677	$10,725	$11,495	$11,490	$42,231	$39,193

Index Aggregate Retention Rate[1]	92.7%	95.4%	95.4%	97.2%	95.2%	95.2%	95.3%

Analytics
New recurring subscription sales	$16,481	$10,390	$12,438	$13,510	$14,019	$52,819	$55,588
Subscription cancellations	(10,593)	(4,898)	(6,447)	(7,424)	(10,390)	(29,362)	(33,172)
Net new recurring subscription sales	$5,888	$5,492	$5,991	$6,086	$3,629	$23,457	$22,416
Non-recurring sales	$2,490	$1,381	$2,239	$1,176	$1,421	$7,286	$4,837
Total Analytics net sales	$8,378	$6,873	$8,230	$7,262	$5,050	$30,743	$27,253

Analytics Aggregate Retention Rate[1]	89.9%	95.3%	93.8%	92.9%	89.7%	93.0%	91.8%

All Other
ESG
New recurring subscription sales	$2,771	$2,549	$2,043	$2,193	$2,260	$9,556	$6,927
Subscription cancellations	(1,072)	(716)	(531)	(514)	(917)	(2,833)	(1,806)
Net new recurring subscription sales	$1,699	$1,833	$1,512	$1,679	$1,343	$6,723	$5,121
Non-recurring sales	$341	$146	$53	$122	$67	$662	$490
Total ESG net sales	$2,040	$1,979	$1,565	$1,801	$1,410	$7,385	$5,611

Real Estate
New recurring subscription sales	$1,435	$759	$2,635	$2,272	$2,715	$7,101	$10,581
Subscription cancellations	(2,111)	(1,449)	(1,321)	(1,328)	(2,052)	(6,209)	(5,367)
Net new recurring subscription sales	$(676)	$(690)	$1,314	$944	$663	$892	$5,214
Non-recurring sales	$1,251	$908	$1,271	$788	$1,371	$4,218	$5,887
Total Real Estate net sales	$575	$218	$2,585	$1,732	$2,034	$5,110	$11,101

All Other
New recurring subscription sales	$4,206	$3,308	$4,678	$4,465	$4,975	$16,657	$17,508
Subscription cancellations	(3,183)	(2,165)	(1,852)	(1,842)	(2,969)	(9,042)	(7,173)
Net new recurring subscription sales	$1,023	$1,143	$2,826	$2,623	$2,006	$7,615	$10,335
Non-recurring sales	$1,592	$1,054	$1,324	$910	$1,438	$4,880	$6,377
Total All Other net sales	$2,615	$2,197	$4,150	$3,533	$3,444	$12,495	$16,712

All Other Aggregate Retention Rate[1]	83.9%	89.1%	90.7%	90.7%	83.9%	88.6%	89.5%

Consolidated
New recurring subscription sales	$34,389	$25,508	$29,575	$29,525	$31,932	$118,997	$117,643
Subscription cancellations	(19,923)	(10,915)	(12,170)	(11,650)	(17,024)	(54,658)	(54,655)
Net new recurring subscription sales	$14,466	$14,593	$17,405	$17,875	$14,908	$64,339	$62,988
Non-recurring sales	$6,861	$4,154	$5,700	$4,415	$5,076	$21,130	$20,170
Total net sales	$21,327	$18,747	$23,105	$22,290	$19,984	$85,469	$83,158

Total Aggregate Retention Rate[1]	90.4%	94.8%	94.2%	94.4%	91.3%	93.4%	93.0%

[1] The Aggregate Retention Rates for a period are calculated by annualizing the cancellations for which we have received a notice of termination or for which we believe there is an intention to not renew during the period and we believe that such notice or intention evidences the client’s final decision to terminate or not renew the applicable agreement, even though such notice is not effective until a later date. This annualized cancellation figure is then divided by the subscription Run Rate at the beginning of the year to calculate a cancellation rate. This cancellation rate is then subtracted from 100% to derive the annualized Aggregate Retention Rate for the period. The Aggregate Retention Rate is computed on a product-by-product basis. Therefore, if a client reduces the number of products to which it subscribes or switches between our products, we treat it as a cancellation. In addition, we treat any reduction in fees resulting from renegotiated contracts as a cancellation in the calculation to the extent of the reduction.

Table 9: Reconciliation of Adjusted EBITDA to Net Income (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,
In thousands	2015	2014	2015	2015	2014
Index adjusted EBITDA	$98,990	$90,396	$102,927	$392,987	$349,685
Analytics adjusted EBITDA	30,908	19,828	29,216	95,468	72,173
All Other adjusted EBITDA	(2,984)	(5,919)	(3,282)	(6,758)	(13,104)
Consolidated adjusted EBITDA	126,914	104,305	128,861	481,697	408,754
Amortization of intangible assets	11,803	11,591	11,710	46,910	45,877
Depreciation and amortization of property,
equipment and leasehold improvements	7,568	7,620	8,049	30,889	25,711
Operating income	107,543	85,094	109,102	403,898	337,166
Other expense (income), net	22,107	14,366	10,060	54,344	28,828
Provision for income taxes	25,437	27,459	34,644	119,516	109,396
Income from continuing operations	59,999	43,269	64,398	230,038	198,942
Income (loss) from discontinued operations,
net of income taxes	(593)	1,071	-	(6,390)	85,171
Net income	$59,406	$44,340	$64,398	$223,648	$284,113

Table 10: Reconciliation of Adjusted Net Income and Adjusted EPS to Net Income and EPS (unaudited)

	Three Months Ended			Year Ended
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,
In thousands, except per share data	2015	2014	2015	2015	2014
Net Income	$59,406	$44,340	$64,398	$223,648	$284,113

Less:Income (loss) from discontinued operations, net of
income taxes	(593)	1,071	-	(6,390)	85,171

Income from continuing operations	59,999	43,269	64,398	230,038	198,942
Plus:Amortization of intangible assets	11,803	11,591	11,710	46,910	45,877
Plus:Debt repayment and refinancing expenses	-	7,944	-	-	7,944
Less:Gain on sale of investment	-	-	(6,300)	(6,300)	-
Less:Income tax effect	(3,534)	(7,273)	(4,082)	(16,039)	(19,096)
Adjusted Net Income	$68,268	$55,531	$65,726	$254,609	$233,667

Diluted EPS	$0.57	$0.39	$0.59	$2.03	$2.43

Less:Earnings per diluted common share from
discontinued operations	(0.01)	0.01	-	(0.06)	0.73
Earnings per diluted common share from
continuing operations	0.58	0.38	0.59	2.09	1.70
Plus:Amortization of intangible assets	0.11	0.10	0.11	0.43	0.39
Plus:Debt repayment and refinancing expenses	-	0.07	-	-	0.07
Less:Gain on sale of investment	-	-	(0.06)	(0.06)	-
Less:Income tax effect	(0.03)	(0.06)	(0.04)	(0.14)	(0.16)
Adjusted EPS	$0.66	$0.49	$0.60	$2.32	$2.00

Table 11: Reconciliation of Adjusted EBITDA Expenses to Operating Expenses (unaudited)

	Three Months Ended			Year Ended		Full Year
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	2016
In thousands	2015	2014	2015	2015	2014	Outlook
Index adjusted EBITDA expenses	$44,712	$39,067	$38,650	$165,977	$154,207
Analytics adjusted EBITDA expenses	79,760	85,596	79,125	337,956	341,912
All Other adjusted EBITDA expenses	21,507	22,137	22,135	89,383	91,807
Consolidated adjusted EBITDA expenses	145,979	146,800	139,910	593,316	587,926	$610,000 - $625,000
Amortization of intangible assets	11,803	11,591	11,710	46,910	45,877
Depreciation and amortization of property,						80,000 to 82,000
equipment and leasehold improvements	7,568	7,620	8,049	30,889	25,711
Total operating expenses	$165,350	$166,011	$159,669	$671,115	$659,514	$690,000 - $707,000

Table 12: Reconciliation of Free Cash Flow to Net Cash Provided by Operating Activities (unaudited)

	Three Months Ended			Year Ended		Full Year
	Dec. 31,	Dec. 31,	Sep. 30,	Dec. 31,	Dec. 31,	2016
In thousands	2015	2014	2015	2015	2014	Outlook
Net cash provided by operating activities	$81,322	$104,054	$133,963	$305,994	$305,673	$320,000 - $ 350,000

Capital expenditures	(16,127)	(6,485)	(8,975)	(40,652)	(42,659)
Capitalized software development costs	(2,438)	(2,153)	(3,275)	(8,500)	(8,216)
Capex	(18,565)	(8,638)	(12,250)	(49,152)	(50,875)	(50,000 - 40,000)

Free cash flow	$62,757	$95,416	$121,713	$256,842	$254,798	$270,000 - $ 310,000

CONTACT:
MSCI Inc.
New York
MSCI
Stephen Davidson, + 1 212-981-1090
or
Media Inquiries
New York
MSCI
Kristin Meza, + 1 212-804-5330
or
London
MSCI
Paul Griffin, + 44 20 7618 2594
or
MHP Communications
Sally Todd | Christian Pickel, + 44 20 3128 8754